UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 21, 2004

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7880 Bent Branch Drive, Suite 150, Irving, Texas 75063

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:

(972) 830-1800

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

(1)                     On October 27, 2004, the Registrant announced that on October 21, 2004, the Registrant executed a Promissory Note in favor of Essar Global Limited.  Essar Global Limited is a major stockholder and creditor of the Registrant, and pursuant to the terms of a Stockholder’s Agreement with Deutsche Bank AG—London, acting through DB Advisors, LLC, as investment advisor (“DB”), Questor Partners Fund II, L.P., Questor Side-By-Side Partners II, L.P., Questor Side-By-Side Partners II 3(C)(1), L.P., Thayer Equity Investors II, L.P. and TC Co-Investors, LLC,  dated November 5, 2003, as well as a Put and Call Agreement with DB, dated August 20, 2004, Essar Global Limited has the ability to designate the nominees to the Registrant’s Board of Directors for whom each of the aforementioned stock holders will vote.

(2)                     For a brief description of the terms and conditions of the Promissory Note, see Item 2.03(a) below.

Item 2.03(a)                               Creation of a Direct Financial Obligation.

(1), (2) and (3)

The Registrant executed the Promissory Note in the amount of $1,800,000 in favor of Essar Global Limited ( the “Lender”) on October 21, 2004.

By its terms, the Promissory Note is unsecured and bears interest at a simple rate of 0.50% over LIBOR per annum, with interest payable in arrears in fifteen day periods beginning from the date of execution.   Periodic interest payments are payable in cash, unless  Lender agrees that such interest shall be capitalized and added to the principal amount of the Promissory Note. The Promissory Note may be prepaid at any time without penalty.

If the Registrant fails to make any payment of principal or interest under the Promissory Note within five days of the date when such payment is due, Lender may accelerate all amounts of principal and interest then due under the Promissory Note, and may charge the

Registrant for its out-of-pocket costs and expenses, including attorneys’ fees, relating to enforcement of the Promissory Note.  If all such amounts are not paid to Lender within ten days of Lender’s written demand, Lender may charge a default rate on such amounts at a rate of 2% over the Promissory Note’s stated interest rate.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 27, 2004	AEGIS COMMUNICATIONS GROUP, INC.

	By:	/s/Richard Ferry
Richard Ferry
President and CEO